Company contact:	John B. Kelso, Director of Investor Relations 303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Announces Record Second Quarter 2005
Production Rises 75% to 16.4 Bcfe
Net Income Per Share Increases 14% to $0.82
Discretionary Cash Flow Jumps 106%

DENVER – July 26, 2005 – (PR Newswire) – Whiting Petroleum Corporation (NYSE: WLL) today reported net income of $24.2 million, or $0.82 per share (both basic and fully diluted), on total revenues of $111.1 million for the three months ended June 30, 2005. This compares to second quarter 2004 net income of $13.5 million, or $0.72 per share, on total revenues of $54.7 million. The quarter-over-quarter improvements were primarily due to greater production volumes as a result of the Company’s active acquisition program in the second half of 2004 as well as to higher commodity price realizations. Discretionary cash flow in the second quarter of 2005 totaled $66.0 million, representing a 106% increase over the $32.0 million reported for the same period in 2004. A reconciliation of discretionary cash flow to net cash provided by operating activities is included at the end of this news release.

Second Quarter Production

Production in the second quarter of 2005 totaled 16.4 billion cubic feet equivalent (Bcfe), of which 8.9 Bcfe was crude oil (54%) and 7.5 Bcfe was natural gas (46%). This second quarter total equates to a daily average production rate of 180 million cubic feet equivalent (MMcfe), representing a 75% increase over the 103 MMcfe per day average rate in 2004‘s second quarter. The increase was primarily due to the producing property acquisitions that Whiting closed in the second half of 2004. Production per share in the second quarter of 2005 totaled 0.55 thousand cubic feet equivalent (Mcfe), a 10% increase over the 2004 second quarter total.

The following table summarizes the Company’s net production and commodity price realizations for the 2005 and 2004 quarters ended June 30:

	Three Months Ended
Production	6/30/05	6/30/04	Change
Natural gas (Bcf)	7.45	5.45	37%
Oil and condensate (MMBls)	1.49	0.65	129%
Equivalent (Bcfe)	16.38	9.36	75%
Average Sales Price
Natural gas (per Mcf):
Price received	$6.04	$5.63	7%
Effect of hedging	--	--

Realized price	$6.04	$5.63	7%

Oil and condensate (per Bbl):
Price received	$47.68	$34.08	40%
Effect of hedging	(3.28)	(0.86)

Realized price	$44.40	$33.22	34%

Whiting incurred a hedging loss of $4.9 million during the second quarter of 2005 compared to a $560,000 loss in 2004‘s second quarter. A summary of Whiting’s outstanding crude oil and natural gas hedges is included later in this news release.

Second Quarter Costs and Margins

Lease operating expense on a unit of production basis in the second quarter of 2005 averaged $1.35 Mcfe, an increase of 13% from the second quarter of 2004 primarily due to rising expenses for electric power and oil field services. Production taxes in the second quarter of 2005 averaged $0.48 per Mcfe, $0.14 greater than the second quarter of 2004, due primarily to higher commodity prices. General and administrative expenses totaled $0.41 per Mcfe in the second quarter of 2005, down $0.03 per Mcfe from the second quarter of 2004 primarily due to the efficiencies of spreading fixed costs over a larger production base. Interest expense averaged $0.50 per Mcfe in the second quarter of 2005 compared to $0.33 per Mcfe in the 2004 second quarter. The increase was due primarily to the April 2005 issuance of $220 million of Senior Subordinated Notes carrying an interest rate of 7.25% and maturing in 2013. The Company used the net proceeds from the Notes to pay down substantially all of its bank debt.

Higher exploratory costs totaling $4.1 million in the second quarter of 2005 resulted from two exploratory dry holes totaling $1.7 million and increased geological and geophysical costs of $2.4 million to support the increase in the Company’s drilling budget from $79.4 million in 2004 to between $160 million and $180 million in 2005, including capital expenditures related to the Celero Energy acquisition. Whiting recognized non-cash impairment costs of $1.9 million related to its investment in coal bed methane properties in the Cherokee Basin of Kansas.

A summary of cash revenues and cash costs on a per Mcfe basis is as follows:

	Per Mcfe
	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Sales price, net of hedging	$6.78	$5.59	$6.56	$5.27
Lease operating expense	$1.35	$1.19	$1.31	$1.16
Production tax	$0.48	$0.34	$0.44	$0.33
General & administrative	$0.41	$0.44	$0.41	$0.43
Exploration	$0.25	$0.05	$0.17	$0.05
Cash interest expense	$0.40	$0.23	$0.32	$0.19
Cash income tax expense	$0.19	$--	$0.14	$--

	$3.70	$3.34	$3.77	$3.11

James J. Volker, Whiting’s Chairman, President and CEO, commented, “While service and materials costs are likely to continue to increase in concert with commodity prices, we anticipate maintaining attractive profit margins. As previously reported, Whiting expects a busy second half with nearly double the number of rigs running on our base properties compared to the first six months of the year. Based on our second half drilling program and the expected impact of our recently announced acquisitions from Celero, we expect to end the year with total production of between 73 and 75 Bcfe.”

First Half 2005 Results

Second quarter earnings brought net income in the first six months of 2005 to a record $50.3 million, a 118% increase over $23.1 million in the comparable 2004 period. Net income per share of $1.69 (both basic and fully diluted) in the first half of 2005 represented a 37% increase from $1.23 per share in the first half of 2004. Revenues in the first six months of 2005 totaled $214.7 million, more than double the $101.5 million generated in the first half of 2004. Discretionary cash flow in the first six months of 2005 was up 118% to $130.1 million from $59.8 million in the same period in 2004.

Oil and gas production in the first six months of 2005 totaled 32.7 Bcfe, or an average of 181 MMcfe per day. This rate represents a 74% increase when compared to the 18.8 Bcfe, or 103 MMcfe per day average, recorded in the first half of 2004.

2005 Drilling Summary

The table below summarizes Whiting’s drilling activity and capital spending for the three months and six months ended June 30, 2005:

Gross/Net Wells Drilled/Recompleted
	Producers	Unsuccessful	Total New Drilling	% Success Rate	Recompletions	Capital Spending (in millions)
Q205	37/18.4	8/4.2	45/22.6	82%/81%	8/6.0	$ 28.3
1H05	69/31.2	14/8.2	83/39.4	83%/79%	12/8.8	$ 54.0

Highlights of Other Recent Events

The Egly 11-20 in Big Stick field, Billings County, North Dakota, a well that was drilled and placed on production in early 2004, passed the one Bcf gas production milestone in May 2005.  Cumulative production for the well through May was 25,000 barrels of oil and 1.03 Bcf of gas.  The Company owns a 50% working interest and a 43% net revenue interest in the well. A 3-D seismic survey is being finished in Big Stick to aid in the identification of additional Red River formation accumulations.

On June 23, 2005, Whiting acquired all the limited partnership interests in three institutional partnerships for $30.5 million. Based on independent engineering, 17.4 Bcfe has been assigned to the property interests, 62% of which is crude oil, translating to an acquisition cost of $1.75 per Mcfe. Current production attributable to the property interests is approximately 4.0 MMcfe per day. The partnership properties are located primarily in Louisiana, Texas, Arkansas, Oklahoma and Wyoming.

Outlook for 2005

The following statements provide a summary of certain estimates for full-year 2005 based on current forecasts. These estimates include the expected impact of the recently announced Celero Energy acquisitions, assuming that the cash portion of the purchase price for the acquisitions is financed solely with bank debt and that the two closings occur on August 4, 2005 and October 4, 2005. These estimates also incorporate the institutional partnership acquisitions that closed June 23, 2005 but do not include any other potential acquisitions Whiting may close in the remainder of 2005. Whiting’s current full-year capital budget is expected to range from $160 million to $180 million (excluding acquisition costs). Whiting expects cash flow from operations during the balance of 2005 to be sufficient to fund the remainder of its 2005 drilling program.

Based on anticipated capital spending and the items mentioned above, Whiting’s full-year 2005 production is expected to range from 73 Bcfe to 75 Bcfe (58% oil). For the third quarter of 2005, Whiting estimates that production will total between 18.2 Bcfe and 19.6 Bcfe. On its base properties, the Company is currently running 11 operated drilling rigs: three in the Williston Basin; three in the Permian Basin; two in the Gulf Coast region; two in Michigan; and, one in the Green River Basin. Whiting is also participating in the drilling of 10 non-operated wells.

Operating and interest expenses per Mcfe for the third quarter of 2005 and full-year 2005 are expected to fall within the following ranges:

	Third Quarter 2005	Full-Year 2005
Lease operating expense	$1.39 - $1.43	$1.37 - $1.41
General and administrative expense	$0.45 - $0.48	$0.43 - $0.46
Interest expense	$0.58 - $0.60	$0.57 - $0.59
Depreciation, depletion and amortization	$1.33 - $1.36	$1.30 - $1.33
Production taxes (% of production revenue)	6.3% - 6.7%	6.3% - 6.7%

Oil and Gas Hedges

Whiting’s outstanding hedges and fixed price contracts at July 26, 2005 are summarized below:

	Contracted Volume		NYMEX Price Collar Range		As a Percentage of
Hedges	Natural Gas MMBtu per Month	Oil Bbls per Month	Gas (per MMBtu)	Oil (per Bbl)	June 2005 Production for (Gas/Oil)
2005
Q3	1,500,000	250,000	$4.50 - $ 8.60	$35.00 - $47.25	59%/53%
Q4	1,500,000	125,000	$4.50 - $10.00	$35.00 - $65.75	59%/26%
Q4	--	125,000	--	$35.00 - $60.55	--/26%
2006
Q1	1,200,000	250,000	$5.90 - $16.00	$40.00 - $51.50	48%/53%
Q2	600,000	125,000	$6.00 - $10.10	$45.00 - $82.80	24%/26%
Q2	1,000,000	215,000	$6.00 - $10.12	$50.00 - $73.80	40%/45%
Q3	600,000	125,000	$6.00 - $10.28	$45.00 - $81.90	24%/26%
Q3	1,000,000	215,000	$6.00 - $10.38	$50.00 - $72.90	40%/45%
Q4	600,000	125,000	$6.00 - $12.28	$45.00 - $81.10	24%/26%
Q4	1,000,000	215,000	$6.00 - $12.18	$50.00 - $72.05	40%/45%
2007
Q1	600,000	125,000	$6.00 - $15.20	$45.00 - $81.00	24%/26%
Q1	1,000,000	215,000	$6.00 - $15.52	$50.00 - $70.90	40%/45%

Fixed Price Contracts	Natural Gas Volumes in MMBtu per Month	2005 Contract Price(1) (per MMBtu)	As a Percentage of June 2005 Gas Production
Jan. 2002 - Dec. 2011	51,000	$4.39	2%
Jan. 2002 - Dec. 2012	60,000	$3.89	2%

(1) Annual 4% price escalation on fixed price contracts.

In addition to the contracts listed above, Whiting has hedged approximately 55% of the current proved developed producing oil production from the Celero properties through 2008. A summary of these contracts follows:

Hedges	Oil Volumes in Bbls per Month	NYMEX Price Collar Range (per Bbl)
2005
Aug - Sep	110,000	$50.00 - $70.95
Q4	110,000	$50.00 - $75.00
2006
Q1	110,000	$50.00 - $76.55
Q2	110,000	$50.00 - $76.20
Q3	110,000	$50.00 - $75.25
Q4	110,000	$50.00 - $74.30
2007
Q1	110,000	$50.00 - $73.15
Q2	110,000	$50.00 - $72.00
Q3	110,000	$50.00 - $70.90
Q4	110,000	$49.00 - $71.50
2008
Q1	110,000	$49.00 - $70.65
Q2	110,000	$48.00 - $71.60
Q3	110,000	$48.00 - $70.85
Q4	110,000	$48.00 - $70.20

Selected Operating and Financial Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Selected operating statistics
Production
Natural gas, MMcf	7,446	5,450	14,977	10,970
Oil and condensate, MBbl	1,489	652	2,953	1,301
Natural gas equivalents	16,380	9,362	32,695	18,776
Average Prices
Natural gas, Mcf (excludes hedging)	$6.04	$5.63	$5.71	$5.31
Oil, Bbl (excludes hedging)	$47.68	$34.08	$46.03	$32.47
Per Mcfe Data
Sales price (including hedging)	$6.78	$5.59	$6.56	$5.27
Lease operating	$1.35	$1.19	$1.31	$1.16
Production taxes	$0.48	$0.34	$0.44	$0.33
Depreciation, depletion and
amortization	$1.27	$1.15	$1.26	$1.14
General and administrative	$0.41	$0.44	$0.41	$0.43
Selected Financial Data
(In thousands, except per share data)
Total revenues	$111,123	$54,731	$214,664	$101,451
Total costs and expenses	$71,654	$32,792	$132,753	$63,814
Net income	$24,238	$13,471	$50,293	$23,109
Per share, basic and diluted .	$0.82	$0.72	$1.69	$1.23
Average shares outstanding, basic	29,681	18,755	29,673	18,754
Average shares outstanding, diluted	29,699	18,775	29,698	18,766
Net cash provided by operating activities	$68,166	$32,979	$137,165	$47,281
Net cash (used) by investing activities	$(66,838)	$(15,038)	$(161,160)	$(26,546)
Net cash provided by (used in)
financing activities	$(2,044)	$(1,944)	$37,956	$(41,944)

Conference Call

The Company’s management will host a conference call with investors, analysts and other interested parties on Wednesday, July 27, 2005 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s second quarter and year-to-date 2005 financial and operating results and the Celero property acquisition. Please call (800) 847-4038 (U.S./Canada) or (706) 634-7593 (International) to be connected to the call. Access to a live Internet broadcast will be available at www.whiting.com by clicking on the link titled “Webcasts.”

A telephonic replay will be available beginning approximately two hours after the call on Wednesday, July 27, 2005 and continuing through Wednesday, August 3, 2005. You may access this replay at (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International) and entering the conference ID #7819295. You may also access a web archive at www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Rocky Mountain, Permian Basin, Gulf Coast, Michigan, Mid-Continent and California regions of the United States. The Company’s stock trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

Forward-Looking Statements

This press release contains statements that Whiting believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding Whiting’s future business strategy, projected production, reserves, production expenses, net profit margins, cash flows from operations and capital expenditures, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: our level of success in exploitation, exploration, development and production activities; the timing of our exploration and development expenditures, including our ability to obtain drilling rigs; our ability to identify and complete acquisitions, including the Celero acquisitions, and to successfully integrate acquired businesses and properties, including the properties to be acquired from Celero; unforeseen underperformance of or liabilities associated with acquired properties, including the properties to be acquired from Celero; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or natural gas in commercially viable quantities; our inability to access oil and natural gas markets due to market conditions or operational impediments; and our ability to replace our oil and natural gas reserves. Whiting assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release.

SELECTED FINANCIAL DATA

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Second Quarter 2005 Form 10-Q to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,621	$1,660
Accounts receivable trade, net	59,421	63,489
Deferred income taxes	9,013	2,368
Prepaid expenses and other	12,071	10,566

Total current assets	96,126	78,083
PROPERTY AND EQUIPMENT:
Oil and gas properties, successful efforts method:
Proved properties	1,377,512	1,225,676
Unproved properties	12,341	6,038
Other property and equipment	6,144	4,554

Total property and equipment	1,395,997	1,236,268
Less accumulated depreciation, depletion and amortization	(284,215)	(244,246)

Total property and equipment-net	1,111,782	992,022

DEBT ISSUANCE COSTS	14,100	11,823
OTHER LONG-TERM ASSETS	10,753	10,278

TOTAL	$1,232,761	$1,092,206

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In thousands)

	June 30, 2005	December 31, 2004
LIABILITIES AND STOCKHOLDERS' EQUITY	(unaudited)
CURRENT LIABILITIES:
Accounts payable	$24,919	$19,815
Accrued interest	4,845	2,050
Oil and gas sales payable	6,237	4,987
Accrued employee compensation and benefits	5,445	7,808
Production taxes payable	9,497	8,254
Current portion of tax sharing liability	4,214	4,214
Current portion of long-term debt	3,242	3,167
Derivative liability	18,890	1,670
Income taxes payable and other liabilities	--	129

Total current liabilities	77,289	52,094
ASSET RETIREMENT OBLIGATIONS	35,218	31,639
PRODUCTION PARTICIPATION PLAN LIABILITY	9,848	9,579
TAX SHARING LIABILITY	28,206	26,966
LONG-TERM DEBT	367,369	325,261
DEFERRED INCOME TAXES	61,161	34,281
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.001 par value; 75,000,000 shares
authorized, 29,790,722 and 29,717,808 shares issued and
outstanding as of June 30, 2005 and December 31, 2004,
respectively	30	30
Additional paid-in capital	458,879	455,635
Accumulated other comprehensive loss	(11,598)	(1,025)
Deferred compensation	(3,395)	(1,715)
Retained earnings	209,754	159,461

Total stockholders' equity	653,670	612,386

TOTAL	$1,232,761	$1,092,206

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
REVENUES:
Oil and gas sales	$115,978	$52,874	$221,443	$100,510
Loss on oil and gas hedging activities	(4,890)	(560)	(6,945)	(1,575)
Gain on sale of marketable securities	--	2,382	--	2,382
Interest income and other	35	35	166	134

Total	111,123	54,731	214,664	101,451

COSTS AND EXPENSES:
Lease operating	22,110	11,144	42,939	21,693
Production taxes	7,915	3,212	14,455	6,218
Depreciation, depletion and amortization	20,735	10,761	41,082	21,490
Exploration and impairment	6,005	502	7,404	920
General and administrative	6,767	4,073	13,495	8,074
Interest expense	8,122	3,100	13,378	5,419

Total costs and expenses	71,654	32,792	132,753	63,814

INCOME BEFORE INCOME TAXES	39,469	21,939	81,911	37,637
INCOME TAX EXPENSE:
Current	3,099	--	4,737	--
Deferred	12,132	8,468	26,881	14,528

Total income tax expense	15,231	8,468	31,618	14,528

NET INCOME	$24,238	$13,471	$50,293	$23,109

NET INCOME PER COMMON SHARE, BASIC AND DILUTED	$0.82	$0.72	$1.69	$1.23

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC	29,681	18,755	29,673	18,754

WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED	29,699	18,775	29,698	18,766

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In Thousands)

	Three Months Ended June 30,
	2005	2004
Net cash provided by operating activities	$68,166	$32,979
Exploration	$4,077	$502
Changes in working capital	$(6,239)	$(1,522)

Discretionary cash flow (1)	$66,004	$31,959

	Six Months Ended June 30,
	2005	2004
Net cash provided by operating activities	$137,165	$47,281
Exploration	$5,476	$920
Changes in working capital	$(12,498)	$11,550

Discretionary cash flow (1)	$130,143	$59,751

(1)   Discretionary cash flow is computed as net income plus exploration costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, impairment of oil and gas properties and change in accounting principle less the gain on sale of properties and marketable securities. The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.

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